EXHIBIT 10.34

Summary of the Short Term Cash Incentive Bonus Plan

Arbinet-thexchange, Inc. (“Arbinet”) has a Short Term Cash Incentive Bonus Plan pursuant to which executives may receive an annual cash bonus, based on metrics approved by the Compensation Committee and reviewed with the Board of Directors, typically at the first Compensation Committee and Board of Directors meetings of the year. These metrics take into account Arbinet’s corporate performance (e.g., net revenue and net income) and the executives’ performance with respect to individual performance standards. Both the corporate performance goals and the individual’s performance standards are set each year by the Compensation Committee. The target amount of the bonus is a target percentage of the executive’s base salary, as set forth below, but can be greater or less than the target percentage based upon underachievement or overachievement of either Arbinet’s or the executive’s objectives or both. Early in the year following the measurement year, the Compensation Committee reviews Arbinet’s performance and the executives’ performance and approves the amount of the bonus to be paid to each executive. The Compensation Committee reviews this information with the Board of Directors at the next Board meeting following such approval.

Non-executive employees are also eligible to receive a bonus based on Arbinet’s corporate performance (e.g., net revenue and net income) and the employee’s individual performance as assessed by each employee’s direct supervisor, and approved by senior management, typically based on objectives established in the first quarter of the year. The target amount of the bonus is a target percentage of the employee’s base salary, as set forth below, but can be greater or less than the target percentage based upon underachievement or overachievement of either Arbinet’s or the executive’s objectives or both. The bonuses paid to non-executive employees are paid from a fixed amount bonus pool set by Compensation Committee early in the year following the measurement year.

The executive or employee, as the case may be, must be employed by Arbinet on the date that the bonus is paid out to receive the bonus. Any bonuses earned are typically paid in mid-March of the year following the measurement year.

Sales and Account Development employees (including the Sales Vice Presidents) are not covered by this plan but are instead covered by individual commission plans.

The target percentages for executives are:

Title	Target Percentage
President & CEO	75%
“C” Level and SVP	45%

The target percentages for employees are:

Title	Target Percentage
Vice President	25%
Director	15%
Staff through Manager	10%
Administrative	5%